Exhibit 10.4

COTY

January 8, 2019

Laurent Kleitman

Dear Laurent:

This letter (the "Agreement and Release") confirms our agreement with regard to your separation from employment with Coty Inc. (the "Company"), effective July 7th, 2019 (the "Separation Date"). Our understanding and agreement with respect to your separation is as follows:

1.The last day of your active employment with the Company shall be January 8, 2019 (the "Active Employment Separation Date"). You will be on paid leave during the period from the Active Employment Separation Date through the Separation Date (the "Paid Leave Period").

2.Your total unconditional compensation, payments and benefits from the Company shall be as follows:

a.You will continue to be paid at your current annual base compensation rate of USD 812,000, less applicable statutory deductions and authorized withholdings, through the Separation Date, payable semi-monthly in accordance with the Company's regular and customary payroll schedule and practices.

b.Within 30 days after the Separation Date, you will be paid the sum of USD for all unused vacation benefits which shall accrue as of the Separation Date, which total TBC days, less applicable statutory deductions and authorized withholdings.

c.You will be reimbursed for reasonable documented business expenses incurred by you through the Separation Date, in accordance with Company policy.

d.If you currently have Company medical or dental coverage, you will continue to be eligible to participate in the Company's medical and dental insurance plans for active employees, until the 28th day after the Separation Date (i.e., August 4, 2019). You will receive, under separate cover, general information about your rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

e.During the Paid Leave Period, you will remain an employee of the Company, and will perform, from either your home or the Company's offices (as the Company may direct), such duties and responsibilities as the Company reasonably requests, including, without limitation, with respect to transitioning your duties and responsibilities.

Nothing in this Agreement and Release is intended to impair any of these rights.

3.Provided that you execute and return this Agreement and Release to the Company no later than February 4, 2019, and do not timely revoke your acceptance of this Agreement and Release, you will receive, in addition to the payments and benefits described in paragraph 2, the following:

a.Severance in the gross amount of USD 812,000, less applicable statutory deductions and authorized withholdings, representing twelve months' salary at your current base rate of compensation, payable in a lump sum within 60 days after the Separation Date.

b.Direct payment of your COBRA coverage premiums for the period of twelve months following the Separation Date.

c.An APP Award for the 2019 fiscal year, payable when APP awards are paid by the Company according to APP Targets as communicated to you by letter from Camillo Pane dated from September 17, 2018.

d.Reimbursement of repatriation costs, in accordance with Section 4.12 of your employment agreement with the Company, dated January 16, 2017 (the "Employment Agreement").

The payments and benefits described in this paragraph 3 shall be referred to collectively herein as the "Separation Benefits."

4.Provided that, in addition to timely executing and returning this Agreement and Release to the Company, and not revoking your acceptance of this Agreement and Release, you also execute and return to the Company the separation certificate attached as Exhibit A (the "Separation Certificate") not less than one day and not more than ten days following the Separation Date, and do not timely revoke your acceptance of the Separation Certificate, you will receive, in addition to the payments and benefits described in paragraphs 2 and 3:

a.Forgiveness of the amount of the Sign-On Payment that remains reimbursable by you to the Company pursuant to Section 3.3 of the Employment Agreement.

b.Up to 12 consecutive months of Executive until Landing Outplacement Services Program through Right Management, or other outplacement service provider selected by the Company, such services to commence no later than 30 days following the Separation Date.

The payments and benefits described in this paragraph 3 shall be referred to collectively herein as the "Supplemental Separation Benefits."

5.Except as expressly set forth in this Agreement and Release, you will cease to actively participate in all Company benefit plans and programs as of the Active Employment Separation Date.

6.a. Other than as set forth in this Agreement and Release, you acknowledge and agree that you are not entitled to any additional compensation, bonuses, incentive compensation, payments or benefits of any kind from the Releasees (as that term is defined in paragraph 8(d)), including, without limitation, any notice or separation payments otherwise due under any offer letter or employment agreement you have with the Company (including, without limitation, the Employment Agreement), or under the Coty Severance Pay Plan as amended and restated effective October 1, 2016 (the "Coty Severance Pay Plan") or any other severance plan, policy or arrangement of the Company, and that no representations or promises to the contrary have been made to you or to anyone on your behalf.

a.You further acknowledge and agree that, effective as of the Active Employment Separation Date, you will immediately forfeit in their entirety any and all unvested restricted stock units granted to you under the Long-Term Incentive Plan of the Company in which you currently participate (the “LTIP” and “ELITE”), in accordance with the terms of the LTIP and

ELITE and the forfeiture provisions of the award agreements or terms and conditions with respect thereto.

7.The Company will not object to any lawful application by you to receive unemployment benefits.

8.a.    As a condition of the Company’s willingness to enter into this Agreement and Release, and in consideration for the agreements of the Company contained herein (including, without limitation, the Separation Benefits), you hereby release, waive and forever discharge the Releasees from, and hereby acknowledge full accord and satisfaction of, all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against any of the Releasees up to and including the date of the execution of this Agreement and Release, except for the Company's obligations pursuant to this Agreement.

Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees from:

(i)	all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii)
all claims of employment discrimination or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1870 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the New York State and New York City Human Rights Laws, the New York Labor Law, the New York Civil Rights Law, the New York Equal Pay Law, the New York Whistleblower Law and the New York Constitution, as such laws have been amended from time to time;

(iii)
all contract and quasi-contract claims (including, without limitation, claims under the Employment Agreement), claims for promissory estoppel or detrimental reliance, claims for wages, bonuses, incentive compensation, and severance allowances or entitlements (including, without limitation, under the Coty Severance Pay Plan or any other plans, programs, or arrangements of the Company or its affiliates);

(iv)
all claims for employee benefits, including, without limitation, claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this paragraph 8 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(v)
all claims for fraud, fraudulent inducement, slander, libel, defamation, disparagement, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and,

(vi)	all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements and the like.

a.You further agree to waive your rights under any other statute or regulation, state or federal, that provides that a general release does not extend to claims that you do not know or suspect to exist in your favor at the time of executing this Agreement and Release, which if known to you must have materially affected your settlement with the Company.

b.This general release is not intended to and does not affect any rights or claims you may have arising after the date this Agreement and Release is executed by you.

c.For purposes of this Agreement and Release, the term "Releasees" means the Company, its current and former direct and indirect affiliates, divisions, predecessors, successors and assigns (the "Coty Group"), each of their current and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Company's pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this general release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals.

9.You agree to return to the Company, on or before the earlier of (i) the Separation Date or (ii) such earlier date as may be requested by the Company, computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and all original and duplicate copies of your work product and files, calendars, books, employee handbooks, records, notes, notebooks, manuals, mobile phones, iPhones, iPads and similar electronic devices, external drives, thumb drives, memory cards and sticks, computer disks, diskettes, and any other magnetic, digital and other media materials you have in your possession or under your control belonging to the Coty Group, or containing Confidential Information (as defined in paragraph IO(b)). By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this paragraph 9, and that your entitlement to any portion of the Separation Benefits or Supplemental Separation Benefit is expressly conditioned upon all such documents and materials having been returned to the Company in accordance with the provisions of this paragraph 9.

10.a.    You agree that, except as provided in the next sentence, the terms and conditions of this Agreement and Release shall be kept in confidence. Unless and until you first obtain written permission from the Company's General Counsel, and only to the extent you obtain such permission, you will not knowingly disclose this information to anyone, except: (i) as reasonably necessary to enforce this Agreement and Release; (ii) to your attorneys or bona fide tax advisors; (iii) to your spouse or spousal equivalent; (iv) as permitted by paragraph 10(g) or paragraph 12(b); (v) to governmental taxing authorities; or, (vi) pursuant to compulsory legal process or a court order.

b.You acknowledge that, while employed by the Company, you had access to and possessed confidential and proprietary information and materials concerning the Coty Group and its agents, customers, employees, vendors, licensors, consultants and suppliers that are not publicly available, including, by way of example: information concerning research and development, trade secrets, sales, products, marketing, merchandising, distribution, manufacturing, finance, technology and intellectual property (patents, design patents, trademarks, trade dress, copyrights); technical and administrative manuals, associated forms, processes, computer hardware and software; strategic and business planning; human resources information concerning employees and former employees, including, without limitation, as to recruitment, retention and compensation, performance evaluations and succession planning; and, actual and threatened claims (collectively, "Confidential Information"). You agree that the Coty Group will be irreparably damaged if you use or disclose Confidential

Information, and you therefore agree never to use or disclose Confidential Information before it has become publicly known through no fault of your own except pursuant to compulsory legal process or a court order. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, we request that you promptly contact the Company's General Counsel.

c.If permitted by law, you further agree to give reasonable notice to the Company's General Counsel of all attempts by third parties: (i) to compel disclosure of any Confidential Information; or, (ii) to require you to testify in any matter concerning any of the Releasees.

d.You agree that, prior to making any permitted disclosure pursuant to paragraph 10(a)(ii) or (iii), you shall obtain the agreement of the person to whom the disclosure is being made that he or she shall keep confidential the disclosed information.

e.You agree not to initiate any publicity or to solicit or initiate any demand or request by others not party to this Agreement and Release for any disclosure of the Confidential Information.

f.You agree to cooperate with the Company with respect to any inquiries or other matters, including any legal or administrative proceedings brought against the Company, that relate to or arise out of your employment with the Company.

g.Notwithstanding anything in this Agreement and Release to the contrary, you may, without informing or obtaining prior authorization from the Company: (i) disclose trade secrets in confidence to a federal, state or local government official, directly or indirectly, or to your attorney, solely for the purpose of reporting or investigating a suspected violation of law that directly pertains to the trade secrets; (ii) disclose trade secrets in a complaint or other document filed in a judicial or administrative proceeding that directly pertains to the trade secrets, if such filing is made under seal; and, (iii) disclose trade secrets to your attorney and use the trade secrets in a judicial or administrative proceeding brought by you against the Company alleging retaliation for your having reported a violation of law, provided that you file any document containing the trade secrets under seal and do not otherwise disclose the trade secrets, except as required by court order.

11.You agree that you will take no action that is intended, or would reasonably be expected, to harm, disparage or impair the reputation of any of the Releasees.

12.a. You represent that you have not commenced or caused to be commenced, or participated, aided or cooperated in, any action, charge, complaint or proceeding of any kind (on your behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) that is presently pending before any government agency charged with the enforcement of any law, or any self-regulatory authority (each, a "Government Agency"), or in any arbitral or judicial tribunal, against or involving any of the Releasees.

b. Nothing in this Agreement and Release (including, without limitation, your general release in paragraph 8, your return of materials covenant in paragraph 9, your non-disclosure, confidentiality and cooperation covenants in paragraph 10, your non-disparagement covenant in paragraph 11, and your representation in paragraph 12(a)) is intended to or shall (i) prevent, impede or interfere with your ability to file a charge or complaint with any Government Agency, or (ii) limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, including providing documents or other information, without notice to or prior authorization from the Company.

13.The making of this Agreement and Release is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.

14.You acknowledge and agree that neither the Company nor anyone acting on its behalf has made any promises, commitments or representations to you concerning the subject matter of this Agreement and Release other than those contained in this Agreement and Release, and that you have not relied upon any statement or representation made by the Company or anyone acting on its behalf with respect to the basis or effect of this Agreement and Release or otherwise.

15.a.    You acknowledge that, before signing this Agreement and Release, you were given a period of at least 21 days in which to review and consider it; you have, in fact, carefully reviewed this Agreement and Release; and you are entering into it voluntarily and of your own free will. You further acknowledge that the Company encouraged you in writing to consult with your attorney before signing it and that, to the extent you wished to do so, you have done so. You further acknowledge that, if you executed this Agreement and Release before the end of the 21-day period, such early execution was completely voluntary, and that you had reasonable and ample time in which to review this Agreement and Release.

a.You acknowledge that, for a period of seven days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing to the Company's General Counsel, via Fed Ex or other overnight delivery service. This Agreement and Release will not become effective and enforceable until after the expiration of the seven-day revocation period.

b.You understand that your acceptance of any portion of the Separation Benefits at any time more than seven days after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release and, therefore, that it is effective and enforceable.

c.The Company will only accept a copy of this Agreement and Release signed after the Active Employment Separation Date.

16.If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that if paragraph 8 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Releasees.

17.This Agreement and Release contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except that any existing post-employment obligations you have with respect to confidentiality, noncompetition, nonsolicitation of clients and nonsolicitation of employees under any agreement entered into between you and the Company (including, without limitation, the Employment Agreement and the Confidentiality, Non-Competition, and Non-Solicitation Agreement between you and the Company) or common law, shall remain in full force and effect. This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter hereof, shall be binding upon any party unless made in writing and signed by such party.

18.This Agreement and Release shall bind you, your heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to the benefit of the Releasees, and their respective beneficiaries, trustees, administrators, executors, assigns and legal representatives. You may not assign any of your rights or obligations under this Agreement and Release. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement and Release relates.

19.Should any provision of this Agreement and Release require interpretation or construction, it is agreed by the parties that the entity interpreting or construing the Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

20.This Agreement and Release is governed by the laws of the State of New York, without regard to its conflict of laws provisions. Any disputes under this Agreement and Release shall be brought in a court of competent jurisdiction sitting in the Borough of Manhattan, City of New York, State of New York, USA. The parties hereby consent to the exclusive jurisdiction of such courts and to service of process in any manner provided under New York law . Each party irrevocably waives any objection it may now have or hereafter has with respect to the venue of any suit, action or proceeding brought in any such court, and waives any claim that such court is an inconvenient forum, and further agrees that service of process in accordance with the foregoing shall be deemed in every respect effective and valid personal service of process upon such party.

21.This Agreement and Release may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic copies and photocopies shall be treated as originals.

If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it to me in the enclosed envelope.

Very truly yours,
/s/ Sebastien Froidefond
Sebastien Froidefond (CHRO)

READ THIS AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A GENERAL RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

/s/ Laurent Kleitman
Laurent Kleitman
8 January 2019